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                                                                   Exhibit 10.35


              OPERATIONS AND MAINTENANCE AGREEMENT FOR ELK RIVER
              RESOURCE RECOVERY FACILITY AND BECKER ASH LANDFILL

THIS OPERATIONS AND MAINTENANCE AGREEMENT (the "Agreement") is made as of this 1st day of November, 1996 by and between Northern States Power Company, a Minnesota corporation ("Owner") and NRG Energy, Inc., a Delaware corporation ("Operator").

                                   RECITALS:

      WHEREAS, Owner is a public utility which serves retail customers in Minnesota, South Dakota and North Dakota, and which is subject to regulation by the Minnesota Public Utilities Commission ("MPUC"), among other agencies;

      WHEREAS, Operator is a wholly-owned subsidiary of Owner engaged in the business of owning and operating electric generating facilities and facilities for the transportation and processing of municipal solid waste into refuse-derived fuel ("RDF");

      WHEREAS, Owner owns an undivided 85% interest in the fixed assets and 100% interest in the mobile assets of a facility located in Elk River, Minnesota for the receipt and processing of municipal solid waste into RDF as more particularly described on Exhibit A (the "Facility");

      WHEREAS, Owner owns an ash landfill facility in Becker, Minnesota, as more particularly described on Exhibit B (the "Ash Landfill");

      WHEREAS, the County of Anoka ("Anoka County") and Owner entered into a Loan Agreement, as defined herein (the "Loan Agreement"), pursuant to which Anoka County agreed to loan to Owner the proceeds of its Floating/Fixed Rate Resource Recovery Revenue Bonds (Northern States Power Company Project), Series 1985 (the "Series 1985 Bonds") for the purpose of financing costs of the Facility to be acquired, constructed and equipped and thereafter owned and operated by Owner;

      WHEREAS, Anoka County and Owner entered into a service agreement dated November 26, 1985 as amended and restated on March 10, 1987 ("Anoka Service Agreement");

      WHEREAS, the County of Hennepin and Owner entered into a service agreement dated December 30, 1987 ("Hennepin Service Agreement");

      WHEREAS, the County of Sherburne and Owner entered into a service agreement in March, 1987 ("Sherburne Service Agreement");


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      WHEREAS, The Tri-County Solid Waste Management Commission ("Tri-County
Commission") and Owner entered into a service agreement in March, 1987 ("Tri-County Service Agreement);

      WHEREAS, Hennepin County, Anoka County, Sherburne County, the Tri-County Commission and Owner entered into an Ash Management Services Agreement dated June 15, 1989 ("Ash Management Service Agreement") pursuant to which Owner agreed to transport, dispose of and store various ash;

      WHEREAS, Anoka County and Owner entered into a design and construction agreement dated November 26, 1985, as amended and restated on March 10, 1987 ("Construction Agreement");

      WHEREAS, Owner and United Power Association ("UPA") entered into an agreement dated February 10, 1987 as amended on March 15, 1991 ("UPA Agreement"), pursuant to which UPA and Owner defined their respective rights and obligations with respect to management, administration, ownership, revenues and responsibilities with respect to the Facility;

      WHEREAS, Owner and Operator have entered into an Administrative Services Agreement dated February 24, 1992 (the "Administrative Agreement") approved by the MPUC under which either entity may provide services to the other and setting forth the means by which compensation for any such services is to be computed; and

      WHEREAS, Owner desires that Operator continue to operate and maintain the Facility and Ash Landfill, pursuant to an agreement independent of the Administrative Agreement;

      NOW THEREFORE, in consideration of the premises and the mutual promises and agreements of the parties, the parties agree as follows:

1.    DEFINITIONS

      The following terms shall have the meaning set forth herein:

      1.1 Agreement: This contract, including all appendices, exhibits and schedules attached or incorporated, as it may be amended, supplemented or modified by the Parties from time to time in accordance with this Agreement.

      1.2 Annual Operating Budget: The budget materials and information prepared by Operator each year of the Term as set forth in Section 5.1.

      1.3 Ash Landfill: The real property, fixtures, equipment, personal property, improvements and other items described on Exhibit B.


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      1.4   Ash Landfill Equipment: All equipment, fixtures and machinery used in the operation or maintenance of the Ash Landfill.

      1.5 Base Management Fee: The amount Owner is to pay Operator as provided in Section 6.5.

      1.6 Commencement Date: The date on which Operator commenced the provision of operation and maintenance services for the Facility and Ash Landfill, which is agreed to be January 1, 1994.

      1.7 Contract Year: From January 1 to December 31 of any given calendar year.

      1.8 Effective Date: The date on which this Agreement takes effect, as set forth in Section 9.1.

      1.9 Emergency: Any condition, situation or event relating to or affecting the Facility, the Ash Landfill, or any part thereof which
            (i) imminently endangers or might endanger the life or safety of persons or result in damage to property; or (ii) adversely affects or might adversely affect the ability of the Facility or Ash Landfill to meet any material obligation of the Loan Agreement or might create an Event of Default under the Loan Agreement or any RDF Facility Agreement; or (iii) creates, or might create, a material violation of any Law or Permit.

      1.10  Event of Default: Any occurrence defined in Section 14.1.

      1.11 Facility: The real property, fixtures, improvements, equipment, personal property and other items located on Exhibit A.

      1.12 Facility Equipment: All equipment, fixtures and machinery used in the operation or maintenance of the Facility.

      1.13 Final Non-appealable Order: An order from the MPUC or from any other judicial, quasi-judicial, administrative or legislative body from which all rights to seek reconsideration and appeal have been exhausted or from which the time limits applicable to seeking reconsideration and appeal have expired.

      1.14  Force Majeure: An event or events as defined in Article XII.

      1.15 Governmental Authority: The United States of America, the State of Minnesota, or any state or other political subdivision thereof, including, without limitation, any municipality, township, or county, and any entity exercising executive, legislative, judicial, regulatory or administrative functions


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            of or pertaining to government, including, but not limited to, any corporation or other entity owned or controlled by any of the foregoing.

      1.16 Law(s): Any constitution, charter, act, statute, ordinance, code, rule, regulation, order, permit, condition, specified standards or objective criteria contained in any applicable permit, approval, order, decision, determination or ruling of any Governmental Authority having jurisdiction, all as in effect from time to time, including without limitation, environmental laws pertaining to air and water emissions relating to the Facility and Ash Landfill, and the operation thereof, which standards or criteria must be met in order for the Facility or Ash Landfill to be operated lawfully, or other legislative, administrative or judicial action, decree, judgment or Final Non-appealable Order of any Governmental Authority having jurisdiction relating to the Facility or Ash Landfill.

      1.17 Lien: Any security interest, mortgage, pledge, lien (statutory or otherwise), claim, hypothecation, assignment, preference, priority, charge, encumbrance, title, retention agreement, or Lessor's interest under a capital lease or analogous instrument, or any other agreement of any kind or nature which has substantially the effect of constituting a security interest in, of, against or on any portion of the Facility, Ash Landfill, Facility Equipment or Ash Landfill Equipment.

      1.18 Materials: All supplies, spare parts, materials, tools, consumables, chemicals and equipment necessary for the operation and maintenance of the Facility or Ash Landfill.

      1.19 MPUC: The Minnesota Public Utilities Commission and any successor agency.

      1.20 Operation and Maintenance Manuals: The operating manuals for the Facility and Ash Landfill, including the operating data and parameters, design drawings, specifications, vendor manuals, manufacturer manuals or warranties and similar materials for the Facility, Ash Landfill, Facility Equipment and Ash Landfill Equipment.

      1.21  Operator: NRG Energy, Inc. and its successors and assignees.

      1.22 Owner: Northern States Power Company and its successors and assignees.

      1.23 Parties: Owner and Operator and their respective successors and assignees.

      1.24 Party: Owner or Operator and any successor or assignee of either Owner or Operator, respectively.


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      1.25  Permits: All federal, state and local authorizations, certificates, licenses, permits, consents, rights, exemptions, orders, concessions, determinations, franchises, and approvals required by any Governmental Authority for the construction, operation or maintenance of the Facility, the Ash Landfill, the Facility Equipment, or the Ash Landfill Equipment or otherwise applicable.

      1.26 Person: Any individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

      1.27 Potential Event of Default: An event which, but for the passage of time or the giving of notice or both, would constitute an Event of Default.

      1.28 Prudent Operating Practice: Those practices, designs, means, techniques, equipment, methods, specifications and standards of safety and performance, as the same may change from time to time, as would be used by experienced, knowledgeable and professional firms performing operation and maintenance services on facilities of the type and size similar to the Facility or Ash Landfill, which, in the exercise of reasonable judgment and in the light of the facts known or which reasonably should have been known, are considered to be sound, safe and prudent practice in connection with the operation and maintenance of RDF processing facilities and ash landfill facilities, and similar facilities, at the time a decision is made or an action taken or not taken, and which are consistent with all applicable laws, permits, the RDF Facility Agreements, the Loan Agreement, the UPA Agreement and relevant standards for reliability, safety, environmental protection, efficiency and economy.

      1.29 RDF Facility Agreements: Collectively the Anoka Service Agreement, Hennepin Service Agreement, Tri-County Service Agreement, Ash Management Service Agreement, Construction Agreement, and UPA Agreement.

      1.30  Reimbursable Costs: The costs and expenses set forth in Section 6.2.

      1.31 Requests for Payment: The periodic written invoices and requests from Operator to Owner prepared in accordance with Section 6.7(a) for payment of the Management Fee, Reimbursable Costs and other amounts due from Owner to Operator.

      1.32 Standards of Performance: The standards for Operator's performance of the services to be provided as set forth in Section 3.2.


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      1.33  Supplies: Lubricants, hand tools, office and laboratory supplies, protective clothing and any other consumable items required for operation and maintenance of the Facility, Facility Equipment, Ash Landfill and Ash Landfill Equipment.

      1.34  Term: The Period of time during which this Agreement is in effect.

                                   ARTICLE 11

                                  SCOPE OF WORK

      2.1 Scope of Work: Operator will operate and maintain the Facility, Ash Landfill, Facility Equipment and Ash Landfill Equipment (collectively the "RDF Facilities") and perform certain other duties as set forth in this Agreement, including, but not limited to, all operation and maintenance services defined in Section 3.1 (the "Contract Services"). Operator shall operate and maintain the RDF Facilities in a clean, safe, efficient and environmentally responsible manner. The Contract Services shall be performed in accordance with the Standards of Performance set forth in Section 3.2.

      2.2 RDF Facility Agreements and Permits: Prior to execution of this Agreement, Owner has provided Operator with copies of the RDF Facility Agreements and Permits. Upon execution or receipt by Owner of any new RDF Facility Agreements, Permits, or any amendments to RDF Facility Agreements or Permits previously transmitted to Operator, Owner shall provide Operator with executed copies. The Parties recognize and agree that this Agreement is intended, in part, to fulfill Owner's operation and maintenance obligations under the RDF Facility Agreements and, after compliance with the Permits, Standards of Performance, Prudent Operating Practice, and Laws, to optimize the operation of the RDF Facilities consistent with Owner's objective to achieve its expected return.

      2.3 Compliance with RDF Facility Agreements and Permits: Operator shall abide by all terms and conditions of the RDF Facility Agreements and Permits applicable to the operation and maintenance of the RDF Facilities in performing any part of the Contract Services. If Operator's compliance with this Agreement would cause Owner to be in default or otherwise in breach or violation of any of its obligations under any RDF Facility Agreement, the Loan Agreement, or any Permit, the requirements of such agreements or permits shall control Operator's performance hereunder to the extent necessary to avoid such default, breach or violation, subject to Operator's obligation to comply with all Laws. Each Party shall notify the other as soon as it knows or believes that compliance with this Agreement may result in such a default, breach or violation.


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                                  ARTICLE III

                            OPERATOR RESPONSIBILITIES

      3.1 On and after the Commencement Date and subject to approval by Owner of the Annual Operating Budget and any other expenses Operator shall be responsible for the operation and maintenance of the Ash Landfill, Ash Landfill Equipment, Facility and Facility Equipment, including, but not limited to, the following:

            A. Performance of all operation and maintenance of the Ash Landfill, Ash Landfill Equipment, Facility and Facility Equipment, including the procurement of all Ash Landfill Equipment, Facility Equipment, Materials, Supplies and related services required to ensure operation and maintenance in accordance with the provisions of this Agreement and industry standards and to accomplish the objectives of maximizing useful life and minimizing damage to the RDF Facilities and outages or unavailability due to lack of maintenance.

            B. Performance of all preventive maintenance, in accordance with applicable Operation and Maintenance Manuals and manufacturers' and vendors' warranties and recommendations; the performance of routine maintenance such as lubrication, oil changes, adjustments, and scheduled replacements; and the performance of corrective maintenance such as repairs after the occurrence of a problem, breakdown or failure.

            C. Performance of all services required by the UPA Agreement, Ash Management Services Agreement, Tri-County Service Agreement, Anoka Service Agreement, Hennepin Service Agreement, and Sherburne Service Agreement to operate and maintain the RDF Facilities, including, but not limited to, all necessary communication with the respective parties to such agreements, and preparation of notices, reports and supporting data for Owner's review and submittal under such agreements, and all necessary administration of such agreements.

            D. Applying for and maintaining all Permits necessary for the operation of the RDF Facilities.

            E. Administration and coordination of all municipal solid waste supplies received at the Facility, including, but not limited to, management of


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                  contract trucking services and landfill operator's contracts and operations.

            F. Preparing and revising site procedures, budgets, logs, records and technical and administrative reports as may be required or advisable.

            G. Identifying the need for the procurement of subcontractors for performance of portions of the Contract Services subject to Owner approval, and scheduling, coordinating and supervising any such subcontractors.

            H. Preparing the Annual Operating Budget required in accordance with Section 5.1.

            I. Preparing and submitting, or providing to Owner for submittal, with the appropriate Person or Governmental Authority, all reports, data and other information required by the Permits and RDF Facility Agreements.

            J. Responding in a timely manner to written requests from Owner for information about the Contract Services.

            K. Performing all other responsibilities assigned to Operator pursuant to this Agreement.

      3.2 Standards of Performance: Operator shall perform each item of the Contract Services in a careful, professional, prudent and efficient manner at a level of care consistent with that expected from similarly situated professional operation and maintenance providers, and in accordance with the following requirements (collectively "Standards of Performance"):

            (a)   Prudent Operating Practice;

            (b) the terms of the Operation and Maintenance Manuals and other operating instructions provided by Anoka County or its agents pursuant to the Construction Agreement or provided by any other vendors, suppliers or contractors (and, with regard to any Facility Equipment acquired subsequent to the Commencement Date, in accordance with the operating instructions provided by the respective equipment suppliers, vendors or manufacturers) or other appropriate practices, whichever are more stringent;

            (c) all operational and maintenance obligations imposed on the Owner pursuant to any RDF Facility Agreement;


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            (d)   the requirements of the providers of insurance described in
                  Article VII, and any and all insurance coverage documents maintained by Owner for the protection of the RDF Facilities and their revenues, copies of which are provided to Operator;

            (e) any and all warranties received from Anoka County or its agents or any manufacturer of the Facility Equipment or Materials, which are not part of any RDF Facility Agreements, copies of which have been provided to Operator;

            (f)   the Permits and all applicable Laws;

            (g) the site procedures, and all other procedures devised by Operator for operation and maintenance of the RDF Facilities;

            (h) after compliance with all relevant Laws, Permits, RDF Facility Agreements and Standards of Performance, operation of the RDF Facilities consistent with Owner's objective to achieve its expected return from the operation of the Facility.

      In the case of any conflict between any such standards, the most stringent applicable standard shall govern.

      3.3   Procurement of equipment, materials, services and supplies:

            (a) Subject to the limitations set forth in Section 5.2, Operator shall identify, select, schedule, procure and receive all equipment, materials, supplies and services necessary to perform the Contract Services. Operator shall identify all such items needed, establish technical and commercial requirements, develop qualified bid lists, request bids or proposals from prospective vendors and subcontractors, evaluate bids or proposals received and select appropriate vendors and subcontractors. Operator shall use its best efforts to procure all equipment, services and supplies at competitive rates, and to make all purchases at the lowest evaluated price available for the appropriate type and quality of equipment, services and supplies. Operator shall use its professional judgment to determine when competitive bidding is appropriate.

            (b) Operator shall receive, inspect and inventory all Equipment, Materials and Supplies delivered and identify and resolve any defects or deficiencies, and shall sign all invoices, bills of lading or other documents indicating acceptance when the Equipment, Materials and


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                  Supplies meet Operator's purchase order or other
                  specifications. Operator shall be responsible for resolving defects or deficiencies identified, including arrangement for obtaining replacements, modifying or withholding payment, or otherwise processing any claim or dispute arising under a purchase order.

            (c) In no event shall Operator take title to any Equipment, Materials or Supplies received for the RDF Facilities. All purchase orders, bills of lading and other title and shipping documents with respect to the Equipment, Materials and Supplies shall specify that Owner is to take title directly from the manufacturer, vendor or supplier. Title to all Equipment, Materials and Supplies or other services or items purchased by Operator in connection with the Contract Services shall pass directly to Owner from the manufacturer, vendor or supplier free of all liens of Operator.

            (d) Operator shall be responsible for supervising, coordinating and administering the work of all subcontractors providing services.

3.4 Inventory. Operator shall maintain an inventory of Materials adequate to support the continuous and successful operation of the RDF Facilities. The procurement of such inventory, including replacement Materials, shall be made in accordance with the provisions of Section 3.3. Operator shall provide necessary security for such inventory, and establish and manage an inventory control system.

3.5   Personnel.

      (a) Operator shall employ at the Facility and the Ash Landfill the appropriate number of properly qualified and trained personnel to perform the Operator's obligations under this Agreement as approved under the Annual Operating Budget. Operator shall be solely responsible for the development of a staffing plan and the selection and training of all personnel employed by Operator at the Facility and the Ash Landfill following the Commencement Date.

      (b) All personnel shall be qualified (including holding all appropriate valid licenses required by Law) and fully trained for their respective positions. All individuals utilized by Operator to perform Contract Services shall be employees of the Operator or workers or independent contractors under Operator's direction. Working hours, rates of compensation, and all other matters relating to such personnel shall be determined by Operator (subject to Owner's approval with respect to budget items.)


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      (c)   Operator shall retain sole responsibility and control of labor matters pertaining to its personnel. Operator shall provide Owner with such information regarding the selection of its personnel as Owner may reasonably request. With respect to hiring of personnel and its employment policies, Operator shall comply with all applicable federal and state labor and employment Laws and shall exercise control over labor relations in a reasonable manner consistent with the intent and purpose of this Agreement, including the laws and policies set forth in Exhibit C.

      (d) Operator acknowledges and agrees that it does not have the authority to enter into any contracts or collective bargaining agreements which bind or purport to bind or obligate Owner.

3.6   Training.

      (a) Operator shall insure that its personnel are trained in a satisfactory manner so as to enable each of the personnel to perform their assigned functions and as required to enable Operator to comply with its obligations under this Agreement. Operator shall establish and maintain a regular ongoing training program for the personnel. This training program shall be designed to train new personnel, keep existing personnel familiar with all existing site procedures and informed of all new revisions. Owner may at any time, upon reasonable notice, review Operator's regular training program in order to assess its adequacy and compliance with this Section 3.6.

      (b) If this Agreement is scheduled to terminate for any reason, Operator will cooperate with Owner and any replacement operator, at Owner's expense, in training replacement personnel for the RDF Facilities, including permitting such replacement personnel to participate in the training program described in Section 3.6(a).

3.7 Taxes. Operator shall pay all federal, state and local taxes which it is obligated to pay with respect to wages, salaries and benefits paid or provided by it to its employees, including, but not limited to: (i) all payroll-related or consumer taxes of its employees, federal, state and local tax withholdings, Federal Insurance Contribution Act taxes, and federal and state unemployment taxes and; (ii) all federal, state and local corporate income taxes on income earned by Operator. Owner shall pay real and tangible real estate and personal property taxes for property owned, leased, or rented by Owner. Operator shall forward to Owner any tax bills for which Owner is responsible immediately upon receipt by Operator. Operator shall maintain


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      all appropriate records reflecting its tax obligations, withholdings and payments.

3.8 Safety. Operator shall take all necessary and advisable precautions for the safety and security of its personnel and other persons at the Facility and the Ash Landfill and in connection with the performance of the Contract Services, and shall comply with all applicable safety laws and requirements, necessary to prevent accidents or injury to persons or damage to property at the Facility or the Ash Landfill. Operator shall promptly and continuously update its safety and security procedures to ensure safe, secure and efficient operation of the Facility and Ash Landfill.

3.9 Administration. Operator shall administer and be responsible for all cost accounting, purchasing, personnel, insurance and payroll functions relating to the performance of the Contract Services. All accounting shall be in accordance with generally accepted accounting principles. Operator shall pay all bills related to the Contract Services in a timely manner so as to take advantage of any available discounts and to avoid any penalties, except for those bills which are the obligation of Owner to pay.

3.10  Licenses and Permits.

      (a) Operator shall cause each of its personnel to procure and maintain their respective licenses as required to perform the Contract Services.

      (b) Operator shall maintain each of the Permits and procure any renewals, revisions, waivers or new Permits necessary or desirable for the operation and maintenance of the RDF Facilities. Operator shall retain all original Permits received or obtained by Operator for the Facility and Ash Landfill from time to time as such Permits are received or obtained during the term of this Agreement, including any renewals, revisions, waivers, or amendments and deliver copies of all such Permits to Owner.

      (c) Operator shall perform Owner's obligations under the Permits and any renewals thereof and shall give all notices required by, and otherwise comply with, all applicable Permit terms and shall keep the Permits in full force and effect. In the event any Permit shall be violated by the operation or maintenance of the Facility or Ash Landfill by Operator or otherwise, Operator shall promptly notify Owner and all other applicable Persons and take all necessary action required to place the Facility and Ash Landfill into compliance with the Permit as soon as practicable. The provisions of this section shall apply to any Permit


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            required in connection with the transportation, handling,
            processing, storage or disposition of any Hazardous Materials.

3.11 Compliance with Laws. Operator shall at all times operate and maintain the RDF Facilities in a manner which complies in every material respect with all applicable Laws and Permits, as amended from time to time. In the event any of the RDF Facilities, Contract Services, or Operator shall violate any Law, Operator shall promptly notify Owner and all other applicable Persons and take all necessary action to place the RDF Facilities into compliance with the applicable Laws.

3.12 Emergencies In the case of an Emergency, Operator shall, as soon as reasonably practicable, notify Owner of the nature of such Emergency, the proposed remedial measures and its probable duration. Operator shall act immediately as required to prevent or overcome any risk of injury to Persons or material damage to property and to otherwise minimize the likelihood and degree of adverse consequences from the Emergency.

3.13 Improvements. Operator shall identify any alterations, additions, modifications or other changes to the RDF Facilities ("Improvements") which would improve the overall operation, output, safety or efficiency of the RDF Facilities, and advise Owner in writing of such proposed Improvements. Upon the written approval of Owner, the Operator shall arrange for the procurement and integration of all such equipment, materials and other resources necessary to implement such Improvements at the RDF Facilities. Except as set forth in the Annual Operating Budget, the Operator shall make no Improvements other than Improvements made in accordance with this Section 3.13.

3.14  Books and Record.

      (a) Operator shall maintain operating logs, records and reports documenting the operation of the RDF Facilities, including those logs, records and reports required by any RDF Facility Agreement or MPUC, maintain current revisions of Facility and Ash Landfill drawings, equipment manuals, instruction books, and the Operation and Maintenance Manuals; and maintain accurate cost ledgers and accounting records regarding the Contract Services in accordance with generally accepted accounting principles for review by Owner. Operator shall also prepare all reports required for Governmental Authorities, or by the Permits, and provide same to Owner for its review. Upon termination of this Agreement, the Operator shall turn over a copy of all such books, logs, ledgers, manuals, reports and records to Owner.


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      (b)   Operator shall establish and maintain an information system reasonably satisfactory to Owner to provide storage and ready retrieval of Facility and Ash Landfill operating data, including such information necessary to verify and support calculations for preparation of documents pursuant to the RDF Facility and Loan Agreements.

      (c) Operator shall prepare and maintain, on a current basis, proper, accurate, and complete books and records and accounts of all transactions related to the Facility and Ash Landfill, including information necessary to verify calculations made pursuant to this Agreement.

      (d) At all reasonable times Owner shall have access to the records maintained pursuant to this Section and may audit the recordkeeping practices and systems used to generate the data required by this Section. Owner shall have the right to determine whether such practices and systems are in accordance with generally accepted accounting principles and may cause Operator to make such changes as necessary to conform with such principles. Operator's records shall also include all data required by the MPUC and shall be in a form which satisfies all data requirements of the MPUC. This provision does not require Operator to utilize the Uniform System of Accounts of the MPUC.

      (e)   Owner's right of access to the records described in this Section
            3.14 and Operator's obligation to maintain and preserve the same shall survive for a six (6) year period following the termination of this Agreement.

      (f) With the exception of information relating to Operator's training program, all reports, data and other documents prepared by Operator in connection with the Facility, Ash Landfill or Contract Services shall be the property of Owner as and when the same are prepared and shall be used by Operator only in the performance of Contract Services.

3.15 Custody and Access. After the Commencement Date, Operator shall assume responsibility for the care, custody and control of the Facility and the Ash Landfill. Upon reasonable notice, Operator shall allow Owner and its agents and designees full, unrestricted access to the Facility and the Ash Landfill and all reports, data, information and documents related to the RDF Facilities and Contract Services in Operator's possession at the Facility and Ash Landfill, provided that Owner and its agents and designees agree to comply with all


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      applicable safety and security procedures which Operator deems necessary or advisable.

3.16 Enforcement of Warranties. Operator shall preserve and maintain all warranties or guarantees of which Owner is beneficiary regarding the Facility, Facility Equipment, Ash Landfill, Ash Landfill Equipment, Equipment, and Materials or any component thereof and shall notify Owner of any claims which Owner may have under such warranties or guarantees of which Operator becomes aware during the performance of Contract Services. Operator shall manage and operate the Facility and Ash Landfill consistent with the conditions applicable to all such warranties and guarantees so as to preserve their effectiveness and shall take no action which may adversely affect any claim under any warranty or guarantee without the express written consent of the Owner.

3.17 No Liens or Encumbrances. Operator shall keep and maintain the Facility, Ash Landfill, Facility Equipment and Ash Landfill Equipment free and clear of all Liens and encumbrances (other than Liens created or permitted by Owner) resulting from acts or omissions of Operator or its subcontractors or work done at the request of Operator or its subcontractors. In the event any Lien is imposed and unless (i) execution and enforcement are effectively stayed, (ii) all claims which the Lien secures are being actively contested in good faith, with due diligence and by appropriate proceedings and (iii) Operator has posted a bond or created a financial reserve sufficient to fully satisfy and release any contested Lien, Operator shall immediately take whatever actions are necessary to satisfy and release the Lien. Operator agrees to indemnify and hold Owner harmless from all claims, judgments, losses, damages, and defense costs, including reasonable attorneys' fees, incurred or suffered by Owner as a result of the imposition or pendency of any Lien (other than Liens created or permitted by Owner) or Owner's reasonable response to any such Lien, including, but not limited to, all costs incurred to remove or satisfy any such Lien if Operator fails to do so as required by this Agreement.

3.18 Facility Performance. If any significant deficiency in performance of the Facility or Ash Landfill occurs, including, but not limited to, a failure to meet any warranty or obligation under the RDF Facility Agreements, or if such a deficiency is projected, Operator shall notify Owner of the deficiency or projected deficiency and shall state Operator's opinion as to the cause of the deficiency or projected deficiency and prepare a report in detail, as required, together with a plan to remedy the problem. Upon Owner's request, Operator shall make available those of its personnel necessary to review and assess the cause of the deficiency or projected deficiency with Owner.

3.19  Periodic and Annual Review

      (a) Status meetings shall be held quarterly between Owner's Representative and Operator's Representative, or more frequently as may be necessary for the purpose of reviewing Operator's provision of the Contract Services.

      (b) At least (10) ten days before each quarterly status meeting, Operator shall submit to Owner (i) a progress report, in detail acceptable to Owner, covering all operations conducted during the quarter with respect to operations and maintenance, procurement, Improvements, labor relations, significant interactions with UPA and any Governmental Authorities, and other significant matters, which report shall include (with respect to quantitative items) a comparison of such items to corresponding values for the then preceding quarter and year and listing of any significant operation problems along with remedial actions planned and a brief summary of major activities planned for the next reporting period.

      (c) As soon as available, and in any event within forty-five (45) days after the end of each Contract Year, Operator shall submit to Owner an annual report certified by the Operator's Representative describing in detail substantially similar to that contained in the quarterly reports referred to in Section 3.19(b) above, all of the Facility and Ash Landfill operations for the preceding Contract Year and presenting a comparison of the Facility and Ash Landfill operations with the Annual Operating Budget for the Contract Year and with those obtained for the preceding Contract Year, if any (the "Annual Report"). Within thirty (30) days after the submission of each Annual Report, the Operator's Representative shall meet with Owner's Representative to review and discuss the report and to report upon any other aspects of the operations at the Facility and Ash Landfill that Owner may request.

      (d) Operator shall prepare any additional reports required by the RDF Facility Agreements, Permits, Laws or any Governmental Authority in a timely and complete manner.

3.20 Litigation; Permit Lapses. Upon obtaining notice or knowledge thereof, Operator shall submit prompt written notice to Owner of: (i) any litigation, or material claim, dispute or action, threatened in writing or filed, concerning the Facility, the Ash Landfill, the RDF Facility Agreements, or the Contract Services; (ii) any written refusal or threatened refusal to grant, renew or extend or any pending or written threatened action that might affect the granting, renewal or extension of, any license, permit, approval, authorization or consent concerning the Facility or Ash Landfill or the Contract Services; and (iii) any dispute with any Governmental Authority concerning the Facility or Ash Landfill or the Contract Services, any Permit, or any dispute with respect to any RDF Facility Agreement.

                                   ARTICLE IV

                             OWNER RESPONSIBILITIES

4.1 Access. Owner shall provide and grant to Operator right of access to the Facility and the Ash Landfill, throughout the term of this Agreement.

4.2 Accommodations. Owner shall make available such offices, storage facilities, unloading docks, restrooms, office equipment and facilities as are reasonably necessary to perform the Contract Services, and as are reasonably practicable, at the Facility and Ash Landfill. This section does not require Owner to invest in Improvements or to expend funds for items which are properly included in Operator's overhead expenses.

4.3 Manuals and Drawings. Owner shall provide Operator with all current Operating Manuals and with all as built drawings, specifications, warranties, diagrams, test results and other documents and information which Owner may have with respect to the RDF Facilities, which is necessary to Operator's provision of the Contract Services. Should any such information be classified as confidential or proprietary, Owner shall seek to obtain all necessary authorizations, releases, acknowledgments or other approvals necessary to provide Operator access to and use of such information. Operator shall comply with all reasonable requests to protect the confidential and proprietary nature of such information, including, but not limited to, any requirements contained in any RDF Facility Agreement.

4.4 Cooperation. Without limiting Operator's obligations hereunder, Owner shall make reasonable efforts to cooperate with Operator in its performance of the Contract Services.

4.5   Representatives.

      Each Party shall designate a representative who shall be principally responsible for administration of this Agreement and for communications between the Parties. The designation of the representative for each Party may be changed at any time by written notice.

                                   ARTICLE V

                             ANNUAL OPERATING BUDGET

5.1 Preparation of Budget. No later than ninety (90) days prior to the beginning of each Contract Year, Operator shall submit for Owner's review and approval, a proposed budget on a monthly basis, for the Contract Services to be performed in the next succeeding Contract Year. The proposed Annual Operating Budget shall be based on Operator's assessment of the necessary Contract Services for the next Contract Year and shall reflect the most economical and reasonable means of performing such activities in accordance with the Standards of Performance. The proposed Annual Operating Budget shall include:

      (i) the proposed amount to be spent annually for Reimbursable Costs and the Management Fee then in effect;

      (ii) the proposed amounts to be spent for the purchase of Equipment, Materials, Supplies and services in accordance with Section 3.3, identifying the items to be purchased;

      (iii) a proposed inventory plan;

      (iv) proposed Improvements, with a statement describing the purpose and necessity of each Improvement and the estimated cost of each Improvement; and

      (v) the estimated Performance Incentive, including a schedule detailing its calculation in accordance with Section 6.6.

5.2   Owner's Review.

      (a) Within thirty (30) days after Owner receives Operator's proposed Annual Operating Budget, Owner shall notify Operator in writing of Owner's approval or of any proposed revisions to the proposed Annual Operating Budget. Within 30 days following receipt of Owner's revisions, Operator shall either confirm to Owner its ability and agreement to perform the Contract Services during the Contract Year in question in accordance with the proposed Annual Operating Budget as revised by Owner, or Operator shall object to Owner's revisions in writing stating in detail the reason for each objection. Owner and Operator shall use their best efforts to agree upon an Annual Operating Budget, which shall be approved in writing by both Parties, approval for which shall not be unreasonably withheld. If Owner and

            Operator are unable to agree upon an Annual Operating Budget, Owner and Operator shall present the dispute for dispute resolution in accordance with Article VIII. In the event an Annual Operating Budget has not been agreed upon by the first day of any Contract Year, the Annual Operating Budget shall be the Annual Operating Budget used for the preceding Contract Year. Each Annual Operating Budget shall remain in effect throughout the applicable Operating Year, subject to updating, revision and amendment as may be proposed by either Party and consented to in writing by the other Party, consent for which may not be unreasonably withheld.

      (b) If, during any Contract Year, Operator determines that any category within an Annual Operating Budget will vary for the Contract Year by more than ten percent (10%) or one hundred thousand dollars ($100,000), whichever is greater, Operator shall immediately notify Owner and shall follow Owner's instructions regarding further expenditures for the operation and maintenance of the Facility and Ash Landfill pursuant to this Agreement. Until such time as Operator receives such instructions, Operator shall continue to operate and maintain the Facility and Ash Landfill according to the terms of this Agreement as permitted under the Annual Operating Budget then in effect. At no time, without Owner consent, shall Operator be entitled to make expenditures in any Annual Operating Budget category which exceed the amount allocated for such category; provided, however, that the foregoing limitation shall not apply in the case of Emergencies, which shall be governed by Section 3.12.

                                   ARTICLE VI

                                     PAYMENT

6.1 As the sole and exclusive compensation and reimbursement to Operator for the performance of the Contract Services Owner shall pay Operator, in the manner and at the times specified, the Reimbursable Costs, the Management Fee and the Performance Incentive, adjusted as necessary in accordance with Sections 6.3, 6.4, 6.9, and 6.10.

6.2 Reimbursable Costs. Subject to any limitations on expenditures in this Agreement, Owner shall reimburse Operator for the following costs incurred by Operator in performing the Contract Services, to the extent properly incurred by Operator pursuant to this Agreement and supported by adequate documentation (the "Reimbursable Costs"):

      (a) the actual payroll cost for its personnel to the extent involved in the performance of the Contract Services, including, but not limited to, necessary overtime, plus the actual cost of associated payroll taxes, unemployment and disability insurance, worker's compensation insurance, benefits and other statutory compensation;

      (b) the actual cost of Materials, Equipment and Supplies and services provided by Operator or any subcontractor;

      (c) the actual cost of any insurance paid by Operator to provide the coverages set forth in Section 7.2, except for payments for deductibles to be paid by Operator pursuant to Section 6.4, and any claims not covered by insurance as described in Section 7.2(b).

      (d) the actual fees and costs necessary to obtain and maintain Permits, including fees and costs arising from any changes in Laws or Permits after the execution of this Agreement;

      (e)   the actual cost of any Improvements approved by Owner, as incurred;

      (f) any other cost or expense designated as a Reimbursable Cost in this Agreement; and

      (g) All other costs necessary for conducting the business of the Facility and Ash Landfill.

6.3 Adjustments for Owner Provided Services. To the extent Operator obtains or utilizes any Equipment, Materials, Supplies or services of any type from Owner for its performance of the Contract Services ("Owner Provided Services"), the value of the Owner Provided Services shall be computed in accordance with procedures established in the Administrative Agreement and approved by the MPUC as set forth in Exhibit D. Owner shall have the right to set off or recoup the value of Owner Provided Services against amounts due to Operator each month for Reimbursable Costs as invoiced by Operator pursuant to Section 6.7. When Owner exercises its right to set off or recoup for the value of Owner Provided Services, Owner shall provide Operator with documentation, in reasonable detail, showing the basis for the set off or recoupment and the calculation of the amount due Owner. Any such set off or recoupment shall be without prejudice to Operator's right to contest the amount claimed by Owner or the basis for that claim.

6.4   Exclusions from Reimbursable Costs.

      (a) Operator shall be responsible for payment of any fines or penalties (or settlements in lieu of fines or penalties) payable to any Governmental Authority, to the extent caused by the negligent acts or omissions or willful misconduct of Operator, or Operator's failure to comply with any Law, Permit or any provision of this Agreement, and such fines or penalties shall not be considered Reimbursable Costs or otherwise result in any increase in the costs to be borne by Owner. Owner shall be responsible for the payment of any other fines or penalties (or settlements in lieu of fines or penalties) payable to any Governmental Authority as a result of the failure of the Facility or Ash Landfill to comply with applicable Laws or Permits. Operator also shall be responsible for payment of all costs and expenses (including reasonable attorneys' fees and expenses) incurred by Owner which arise from any negligent acts or omissions or willful misconduct of Operator or Operator's failure to comply with any Law, Permit or any provision of this Agreement, and Owner shall be entitled to offset or recoup such amounts in the same manner as provided in Section 6.3.

      (b) Owner shall not be liable for any additional costs incurred by Operator, or related fees, to the extent such costs are incurred by Operator as a result of (i) performance of Contract Services in a manner inconsistent with the Standards of Performance; (ii) Contract Services performed to remedy a problem, fault or deficiency created or aggravated by Operator's failure to conform to the Standards of Performance, or Equipment, Materials, Supplies or services procured from any other Person to remedy any such problem, fault or deficiency; or (iii) Operator's negligent acts or omissions, willful misconduct or failure to comply with any Law, Permit or any provision of this Agreement. Any such additional costs or expenses shall not be included as Reimbursable Costs.

6.5   Base Management Fee.

      Owner shall pay to Operator an annual Base Management Fee of two hundred fifty thousand dollars ($250,000) for each Contract Year, adjusted as set forth in Section 6.10, commencing on the Effective Date and continuing for each Contract Year thereafter. The Base Management Fee shall be earned in monthly installments of one-twelfth of the annual Base Management Fee for that Contract Year and paid along with incurred Reimbursable Costs as provided in Section 6.7. If Operator provides Contract Services at any time for only a portion of a month, the Base Management Fee shall be prorated accordingly. The Base Management Fee shall constitute full payment for the services described in Article III, all Operator overhead and profit for the Contract Services and general and administrative costs incurred by Operator.

6.6   Performance Incentive.

      In addition to the Base Management Fee and Reimbursable Costs, Owner shall pay Operator a Performance Incentive, calculated independently for each Contract Year, based on Actual Pretax Income Before Management Fees of the Facility and the Ash Landfill, minus Specified Owner Return adjusted to a pretax basis, minus the Base Management Fee. The components of this calculation shall be determined as follows:

      (a)   Actual Pretax Income Before Management Fees shall be determined as:
            (i) the sum of all revenues and income items other than income taxes of the Facility and the Ash Landfill, computed in accordance with generally accepted accounting principles (GAAP), minus (ii) the sum of all expenses other than income taxes of the Facility and the Ash Landfill, computed in accordance with GAAP, plus (iii) the Base Management Fee, and Performance Incentive amounts. Such amount shall exclude cumulative effect adjustments recorded as a result of implementing changes in accounting principles or methods of applying such principles, as defined by generally accepted accounting principles, attributable to periods prior to the first Contract Year for which a Performance Incentive is payable to Operator.

      (b) Specified Owner Return shall be calculated as the product of Average Owner Equity for the Contract Year multiplied by the Approved Utility Return.

      (c) Average Owner Equity shall be calculated based on the thirteen-month average of the Owner Equity invested in the Facility and the Ash Landfill for the Contract Year. The thirteen monthly Owner Equity amounts to be averaged shall be the consecutive month-end balances, as described in (d), beginning with December prior to the start of the Contract Year and ending with December of the Contract Year.

      (d) Subject to audit verification under Section 6.9, Owner Equity shall be presumed to be represented by the balance included in Account
            20.01.03 (Division 60) of the Owner's accounting records (related to the Facility and the Ash Landfill). Owner Equity shall include the cumulative amount of Owner cash invested in the Facility and the Ash Landfill, assuming: (i) monthly distribution to the Owner of all net income earned by the Facility and Ash Landfill, computed in accordance with GAAP; (ii) monthly distribution to the Owner of 60% of the depreciation expense and 100% of the deferred income tax expense of the Facility and Ash Landfill, such amounts computed in accordance with GAAP; (iii) reduction of monthly distributions to the Owner under (i) and (ii) for 60% of Improvements, equipment or other items to be capitalized in the property, plant and equipment accounts of the Facility and Ash Landfill, such amounts computed in accordance with GAAP; and (iv) no other equity contributions from or distributions to the Owner unless approved in writing by both Parties.

      (e) Approved Utility Return shall be the rate of return on common equity approved by the MPUC in the most recent general rate proceeding of the Owner for which a Final Nonappealable Order has been issued. This rate of return shall be expressed as a percentage, and will be rounded to the nearest one-hundredth of one percent.

      (f) If the net numerical result of the calculated Performance Incentive is less than zero for any Contract Year, the actual Performance Incentive due to the Operator from the Owner shall be zero for that year.

      (g) For purposes of monthly payments of the Performance Incentive during each Contract Year, an estimate of Performance Incentive amounts shall be made using revenues and expenses (as defined in paragraph 6.6(a)) included in the final Annual Operating Budget agreed to by the Operator and Owner under Sections 5.1 and 5.2. No later than the March 31 following the end of each Contract Year, estimated Performance Incentive amounts shall be trued-up to actual amounts based on actual revenues and expenses of the Facility and Ash Landfill (as defined in 6.6(a)) and the actual Owner Equity for the Contract Year. Subject to audit verification under Section 6.9, such revenues and expenses shall be presumed to be represented by the corresponding revenues and expenses recorded in the Owner's accounting records related to the Facility and the Ash Landfill.

6.7   Payments.

      (a) By the twentieth day following the end of each month, Operator shall present an invoice to Owner reflecting amounts due for Reimbursable Costs incurred and due for the preceding month, the monthly portions of the Base Management Fee and Performance Incentive and the appropriate adjustments. The precise format of the invoice and the required amount of documentation in support of the invoice shall be established by agreement of the Parties, but in any event shall be sufficient to accurately and completely describe the Contract Services provided and each significant Reimbursable Cost so as to allow for meaningful review by Owner and, if necessary, MPUC, parties to the RDF Facilities Agreements, or any Government Authority. The invoice shall also state whether or not the Facility and Ash Landfill operation conformed to the applicable Annual Operating Budget during the billing period and, if not, the extent and reason for any material deviation and any related remedial action. No Reimbursable Costs shall be invoiced by Operator unless they were incurred in accordance with the applicable Annual Operating Budget, as amended, supplemented or modified. Except for costs and expenses arising from an Emergency, any cost or expense incurred or to be incurred by Operator in order to perform the Contract Services which is not contemplated or included in the Annual Operating Budget, or which exceeds the amount included for that cost or expense in the Annual Operator Budget, and which will cause an increase in the Annual Operating Budget of more than $100,000, shall be submitted to Owner separately for approval and, if approved, the Annual Operating Budget shall be amended accordingly and the increase allowed as a Reimbursable Cost.

      (b) Upon receipt of an invoice from Operator, Owner shall apply any setoff, recoupment or adjustments pursuant to Sections 6.3 and 6.4 or otherwise appropriate. The balance due Operator shall be due and payable within 30 days after receipt of the invoice by Owner. If the due date falls on a weekend or legal holiday, the due date shall be the next working day.

      (c) Owner shall make payment of bills via wire transfer of funds if requested in writing by Operator, or other similar means at Operator's sole Expense, and if the request contains adequate payment information. Owner shall be entitled to conclusively presume, without any liability whatsoever, that the payment information furnished by Operator (including name, financial institution, account numbers, payee, etc.) is accurate. In no event will Owner be required to pay any bill more than once where the invoice was first paid in accordance with Operator's instructions.

6.8 In addition to any setoff, recoupment or adjustment otherwise made by Owner, if Owner disputes the validity, reasonableness or accuracy of any invoice submitted to it for payment, it shall provide Operator an explanation of the reasons for its dispute within the time provided for payment by Section 6.6(b).

      If Owner disputes only part of a statement submitted to it for payment, then it shall pay to Operator the undisputed portion of such statement in accordance with Section 6.6 and notify Operator in writing of the amount disputed in accordance with this Section. All such disputes shall be resolved pursuant to Article VIII of this Agreement.

6.9   Audit Rights.

      Notwithstanding the payment of any amount pursuant to Sections 6.6 and 6.7, Owner shall remain entitled at Owner's expense to conduct an audit and review of all payments made to Operator on a time and material or cost reimbursable basis, together with any supporting documentation in accordance with the provisions of Section 6.2 for a period of three (3) years from and after the close of each Contract Year. Any audit and review may be conducted by Owner or by its designee and the person conducting the audit and review shall be entitled to inspect, copy and audit any of Operator's financial books, records, accounts, and ledgers relating to the Facility, Ash Landfill or the Contract Services. Operator shall cooperate with auditors and promptly respond to any questions relating to any audit. Operator shall retain all information described above for a period of six
      (6) years. If, pursuant to any audit and review, it is determined that any amount previously paid by Operator within the prior three years did not constitute a due and payable item hereunder, including without limitation, a properly payable Reimbursable Cost, Operator shall repay Owner such amount immediately upon demand, with interest determined in accordance with Section 6.11, or Owner may offset or recoup such amount for any payment that subsequently may become due to Operator pursuant to this Agreement. If, pursuant to any such audit or review, it is determined that Operator is entitled to additional payment or reimbursement, Owner shall pay Operator such amount immediately upon demand, with interest in accordance with Section 6.11.

6.10  Management Fee Adjustment.

      If the calculation of the Performance Incentive pursuant to Section 6.6 should produce a result which is less than zero, the Owner and Operator agree that the Management Fee arrangements will be reevaluated to determine if the definitions of Performance Incentive and/or Specified Owner Return should be modified in order to provide the Owner with a reasonable return on equity invested and the Operator with fair compensation for services provided. Such modifications shall be made, in the form of an amendment to this Agreement, only if agreed to by both Parties.

6.11  Interest.

      Any amount owed to either Party by the other Party shall accrue interest each day from the date the amount is due until the date received at the rate equal to the rate established by the First Bank National Association, Minneapolis, Minnesota as its prime rate plus one percent per annum, computed and compounded daily.

                                  ARTICLE VII

                                    INSURANCE

7.1   Standards.

      All insurance carried and maintained by Operator pursuant to this Agreement shall be with insurance companies which are authorized to transact insurance business and cover risks in the State of Minnesota and which are rated "Excellent" or better by Best's Insurance Guide and Key Ratings or other insurance companies of recognized responsibility and satisfactory to the Owner, and, to the extent applicable, the parties to the Service Agreements, Ash Management Agreement, Loan Agreement and UPA Agreement, except to the extent Operator qualifies to self-insure the required coverages.

7.2   Operator Provided Insurance.

      (a) Coverages - Operator shall at all times throughout the Term of this Agreement carry and maintain or cause to be maintained, at its own expense, insurance with coverage as follows:

      i. Worker's Compensation and Employer's Liability Coverage Operator shall maintain or cause to be maintained Worker's Compensation insurance written in accordance with statutory limits and Employer's Liability in an amount not less than $1,000,000 per occurrence and in the annual aggregate. The Employer's Liability coverage shall not contain an occupational disease exclusion. Such policy or policies shall contain an all states endorsement or stop gap endorsement and alternate employer coverage.

      ii. Comprehensive Automobile Liability Coverage - Operator shall maintain or cause to be maintained Comprehensive Automobile Liability insurance covering all owned, non-owned and hired vehicles used by Operator or its permissive users in connection with Contract Services. Such coverage shall be written in an amount not less than $1,000,000 per occurrence.

      iii. Excess (or Umbrella) Liability Coverage - Operator shall maintain Excess (or Umbrella) Liability insurance written on an occurrence basis or on an acceptable claims-made basis providing coverage for a limit of $9,000,000 per occurrence and annual aggregate in excess of the insurance required in Sections 7(a)(ii) and 7(a)(v).

      iv. Subcontractor Insurance - Operator shall require all of Operator's subcontractors to obtain, maintain and keep in force during the time in which they are engaged in performing services hereunder reasonably adequate coverage in accordance with Operator's normal practice (but not less than Worker's Compensation insurance written in accordance with statutory limits and Employer's Liability, Comprehensive Automobile Liability and Commercial General Liability each with limits of not less than $1,000,000 per occurrence and in the aggregate) and furnish Owner with acceptable evidence of such insurance upon its request.

      v. Commercial General Liability Coverage. Commercial or Comprehensive General Liability insurance with a combined single limit of not less than $1,000,000 per occurrence and in the annual aggregate. Such coverage shall also include premises/operations, explosion, collapse and underground hazard, broad form contractual, products/completed operations, independent contractors, broad form property damage and personal injury.

      vi. Property and Boiler and Machinery Coverage. Property and Boiler and Machinery insurance on an "all risk" replacement cost basis with extended coverages, providing coverage for the Facility and Ash Landfill, Facility Equipment and Ash Landfill Equipment, which shall include coverage for removal of debris and shall insure the buildings, structures, boiler and machinery, equipment, facilities, fixtures and other properties constituting a part of the Facility and Ash Landfill in an amount satisfactory to Owner with a deductible of not greater than $1,000,000.


(b) Deductibles. All deductibles or self-insured retentions for the coverages specified in Section 7(a) shall be the sole responsibility of Operator.

(c) Endorsements. Any insurance policies provided in accordance with Section 7(a) shall be endorsed to provide that if any insurance policy is canceled for any reason whatsoever, or any substantial change is made in the coverage that affects the interest of Owner, UPA, Anoka County, Hennepin County, Sherburne County or the Tri-County Commission, the cancellation or change shall not be effective as to Owner until thirty (30) days after receipt by Owner of written notice sent by registered mail from the insurer of such cancellation or change or ten (10) days in the event of nonpayment of premiums. In addition, any insurance provided in accordance with Sections 7(a) (ii),
      (iii), (iv), (v), and (vi) shall be endorsed to provide that:

      i. Owner, UPA, Anoka County, Sherburne County, Hennepin County and the Tri-County Commission shall be additional insureds in each case with the understanding that any obligation imposed upon Operator (including the liability to pay premiums) shall be the sole obligation of Operator and not that of Owner or the other additional insureds.

      ii. The insurer waives all rights of subrogation against Owner or any other additional insured and any other right to deduction due to outstanding premiums, whether by attachment or otherwise. This provision shall apply to the insurance provided under Section 7.2(a)(i) as well.

      iii. The insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Owner, or any other additional insured with respect to its interest as such in the Facility or Ash Landfill.

      iv. To the extent the policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements (other than the limits of liability) shall operate in the same manner as if there were a separate policy covering each insured.

            Any insurance provided in accordance with Section 7(a)(i) shall be endorsed to provide that the insurer thereunder waives all rights of subrogation against Owner and the additional insureds and any other right to deduction due to outstanding premiums, whether by attachment or otherwise.

      (d) On the Effective Date, and each Contract Year thereafter, the Parties shall arrange to furnish each other with an approved certificate reflecting all required insurance and copies of policies, if requested. Such certification shall be executed by each insurer or by an authorized representative of each insurer. Such certificate or notice, as the case may be, shall identify insurers, the type of insurance, the insurance limits, the policy term and shall specifically list the special provisions enumerated for such insurance required by this Article VII.

7.3   Owner Provided Insurance.

      (a) Owner shall carry and maintain, or cause to be maintained, throughout the Term of this Agreement, at its own expense, insurance with coverage as follows:

            i. Excess (or Umbrella) Liability Coverage. Owner shall maintain excess (or Umbrella) Liability Insurance providing coverage for a limit of $9,000,000 per occurrence and in the annual aggregate in excess of any Commercial General Liability insurance carried by Owner.

            ii. Worker's Compensation and Employer's Liability Coverage Owner shall maintain or cause to be maintained Worker's Compensation insurance written in accordance with statutory limits and Employer's Liability in an amount not less than $1,000,000 per occurrence and in the annual aggregate. The Employer's Liability coverage shall not contain an occupational disease exclusion. Such policy or policies shall contain an all states endorsement or stop gap endorsement and alternate employer coverage.

            iii. Comprehensive Automobile Liability Coverage - Owner shall maintain or cause to be maintained Comprehensive Automobile Liability insurance covering all owned, non-owned and hired vehicles used by Owner or its permissive users in connection with Contract Services. Such coverage shall be written in an amount not less than $1,000,000 per occurrence.

      (b) Deductibles. All deductibles for the coverages specified in Section 7.3.(a), (i), (ii), and (iii) shall be the sole responsibility of Owner, except that Operator shall be responsible for such deductibles to the extent the claim arises out the negligence or willful misconduct of Operator, or Operator's breach of this Agreement, in the performance of the Contract Services not to exceed $100,000 per occurrence pursuant to Section 7.3(a) (i) or $200,000 per occurrence pursuant to Section 7.3 (a)(ii) and (iii). Any such deductible or self-insured retention paid by Operator shall not be deemed to be a Reimbursable Cost hereunder.

      (c) Endorsements. Any insurance provided in accordance with Section 7.3(a) shall be endorsed to provide that Operator shall be an insured for losses occurring at the Facility or Ash Landfill with the understanding that, except as expressly provided in Section 7.3(b), any obligation imposed upon Owner (including the liability to pay premiums) shall be the sole obligation of Owner and not that of Operator. To the extent policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements (other than the limits of liability) shall operate in the same manner as if there were a separate policy covering each insured.

7.4   Optional Insurance Responsibilities.

      If requested by Owner in writing, Operator shall assist Owner in obtaining for its own account the insurance Owner is required to maintain pursuant to Section 7.3(a) subject to Owner reimbursing Operator for its reasonable costs incurred in providing such assistance.

                                  ARTICLE VIII

                               DISPUTE RESOLUTION

8.1   Arbitration and Mediation Standards.

      (a) Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be subject to resolution by mediation or binding arbitration as set forth in this Article VIII.

      (b) Prior to initiation of mediation and arbitration, the Owner Representative and Operator Representative designated under Article
            16.3 or other persons designated by the Parties shall meet for the purposes of discussing and resolving the controversy or claim. If the dispute is not resolved within 30 days, the Parties agree to submit the dispute to mediation in accordance with the commercial mediation rules of the American Arbitration Association, or other mediation procedures agreed to by the Parties, before proceeding to arbitration. The Parties agree to each pay one-half the costs of the mediation.

8.2   Mediation Procedure.

      (a) The Parties shall have ten days to agree upon a mutually acceptable and neutral mediator and, if the parties cannot so agree, they shall jointly request the American Arbitration Association or other agreed mediation service to propose potential mediators and to assist in the selection of a disinterested mediator.

      (b) The Parties shall, with the mediator, devise procedures appropriate for negotiating a resolution of the dispute(s). The Parties agree to participate in good faith in the mediation and related negotiations, and to expeditiously exchange information and documents necessary for the fair and full discussion of the dispute(s).

      (c) The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the dispute(s) and any related matters. The Parties agree that the mediator shall not be liable to either party for any statement, action or omission related to the mediation. The mediator shall keep confidential all information disclosed in private discussions with either Party when that Party has requested that the information be kept confidential.

      (d) The Parties agree that the mediation procedure is a compromise negotiation for purposes of the Federal Rules of Evidence and any State rules of evidence. The entire procedure is confidential, and no stenographic, visual or audio record shall be made. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by either of the Parties, their agents, employees, representatives or other invitees and by the mediator (who will be the Parties' joint agent for purposes of these compromise negotiations) are confidential and shall, in addition and where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible for any purposes, including impeachment, in any litigation or other proceeding involving the Parties, and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative of either of the Parties; provided, however, that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation.

      (e) The Parties agree to participate in the mediation for a period of 30 days, which period may be extended by agreement. If the Parties are not successful in resolving the dispute(s) through mediation, then they agree to submit the unresolved dispute(s) or portions thereof to binding arbitration as provided in Section 8.3.

8.3   Arbitration Procedure.

      All disputes arising between the Parties which relate to the validity, interpretation or performance of this Agreement, and which are not successfully resolved by the Parties or through the mediation process prescribed in Article 8.2, shall be submitted to arbitration at the request of either party to the dispute, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and with the following provisions.

      (a) The demand for arbitration shall be filed in writing with the other party to this Agreement and with the Minneapolis, Minnesota office of the American Arbitration Association within ten days of the conclusion of mediation. No arbitration initiated by the Parties shall include by consolidation, joinder or in any other manner, any other person unless such person and both Parties agree to the inclusion and unless such person is substantially involved in a common question of law or fact or its presence is required if complete relief is to be accorded in the arbitration. This agreement to arbitrate between the Parties, and any fully executed subsequent agreement to arbitrate with a third party, shall be specifically enforceable under the Minnesota or federal arbitration act, whichever is applicable.

      (b) If the dispute(s) submitted to arbitration is identified as involving claims whose total value exceeds $250,000, the Parties shall be entitled to utilize the discovery provisions contained in Minnesota Rules of Civil Procedure 26-37 and 45 with the following exceptions:

            (1) Each party shall be limited to three depositions unless approval of the arbitrator(s) is obtained for additional depositions, which approval shall only be granted upon a showing of good cause;

            (2) Each party shall be restricted to no more than 25 interrogatories, with subparts counted as separate interrogatories.

            (3) All discovery issues shall be determined by order of the arbitrators upon motion made to them by either Party. When a Party is asked to reveal material which the Party considers to be proprietary information or trade secrets, the Party shall bring the matter to the attention of the arbitrators who shall make such protective orders as are reasonable and necessary or as are otherwise provided by law.

      (c) The arbitrators shall have jurisdiction and authority to interpret, apply, or determine compliance with the provisions of this Agreement insofar as shall be necessary to the determination of issues properly before the arbitrators. In making the decision, the arbitrators shall issue appropriate findings and conclusions regarding the issues. The arbitrators shall not have jurisdiction or authority to alter the provisions of this Agreement or any applicable law or rule of civil procedure. The arbitrators shall have the authority to require either Party to specifically perform its obligations under this Agreement. The arbitrators shall render a decision within sixty (60) days after the completion of the hearing on the matter.

      (d) The arbitration shall be closed to observation or monitoring by third parties.

      (e) The award rendered by the arbitrator(s) shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction. Any decision (including orders arising out of disputes as to the scope or appropriateness of a request for, or a response to, discovery) of the arbitrators may be enforced in state or federal district court, whichever is applicable, with all costs, including attorneys fees, paid by the losing Party. Nothing in Article VIII shall prohibit a Party from instituting litigation to enforce a final decision of the arbitrators.

      (f) The administrative expense of any arbitration, including compensation for the arbitrator(s), shall be borne and paid equally by the Parties unless the arbitrator(s) finds that the position taken by either Party on any issue is not substantially justified, in which case all or part of the costs and fees of the Party prevailing on that issue shall be awarded to it. Except as provided herein, each Party shall bear its own costs and fees.

      (g) All arbitration proceedings under this Article 8 shall take place in Minneapolis, Minnesota at a location agreed upon by the Parties and, in the event of failure to agree, the arbitrators shall determine the most convenient location based on the location of the majority of the documentary evidence and prospective witnesses.

      (h) Pending the final decision of the arbitrators, the Parties agree to diligently proceed with the performance of all obligations, including the payment of all sums, required by this Agreement. To the extent practicable and consistent with all Laws and Permits, RDF Facility Agreements and Loan Agreement the interpretation or decision of the nonaggrieved party shall take precedence until the dispute is resolved, but shall not relieve the nonaggrieved Party from any liability resulting from such interpretation or decision to the extent it is ultimately determined to be wrong by the arbitrators.

      (i) Nothing in this Article VIII shall preclude a Party from seeking specific performance of this Agreement or similar injunctive relief in state or federal court if the Party seeking such equitable relief would otherwise be irreparably harmed by the passage of time involved for the completion of the mediation and arbitration processes set forth in this Article. Any judicial decree or order granting such specific performance shall be effective only to the extent and for the time period necessary to prevent the irreparable harm specifically found by the court. Final resolution of any underlying dispute, or related issues, shall still occur pursuant to the provisions of this Article VIII.

8.4   Compromise and Settlement.

      (a) Except as may be necessary for (i) any review by the MPUC, FERC, or other Governmental Authority; or (ii) any enforcement proceeding under Section 8.3(e), no communications sent or documents delivered by either Party because of a proceeding under Article VIII shall be disclosed by the other Party to a third person if that communication or document contains the caption "Privileged and Confidential; Settlement Proceedings" or similar caption.

      (b) Except as may be necessary for (i) any review by the MPUC, FERC or other rate regulatory agency of any matter determined to be within its exclusive jurisdiction; or (ii) any enforcement proceeding, the arbitrators' decision shall be deemed to be a settlement between the Parties and the decision shall be treated as a settlement for all purposes in the future.

8.5   Effect of Termination.

      This Article VIII shall survive the termination of the Agreement as necessary to resolve any disputes arising out of, in connection with, or relating to the Agreement.

                                   ARTICLE IX

                                      TERM

9.1   Effective Date.

      This Agreement shall not become effective until the Effective Date, which shall be the first day after all conditions precedent identified in this
      Section 9.1 have been fully and satisfactorily performed and satisfied:

      (a) The Agreement has been executed by authorized representatives of Owner and Operator.

      (b) Any consent to this Agreement which is required from a party to any RDF Facility Agreement, the Loan Agreement, or the UPA Agreement has been received in writing by Owner in a form executed by an authorized representative of the party. Operator and Owner are not aware of any such necessary consent at this time.

      (c) The MPUC approves the Agreement in a Final Nonappealable Order, pursuant to Minnesota Statutes Chapter 216B, in which the MPUC finds that the amounts to be paid to Seller under the Agreement are reasonable and in the public interest. In the event NSP is unable to obtain a Final Nonappealable Order of the MPUC specifically approving the Agreement without significant modification to the Agreement by the MPUC, the Agreement shall terminate unless NSP and Seller mutually agree in writing to accept the modification.

9.2   Term.

      This Agreement shall remain in full force and effect until December 31, 2003, or until the expiration or termination of all of the RDF Facility Agreements and UPA Agreement, whichever is earlier.

9.3   Options to Extend.

      Owner shall have the option to extend the term of this Agreement for up to two additional three (3) year terms. To exercise its options, Owner shall provide written notice to Operator of its intent to exercise the option no later than 180 days prior to the expiration of the Term.

9.4   Services Prior to Effective Date.

      Services provided by Operator since the Commencement Date and prior to January 1, 1996 shall be paid for and performed in accordance with the Administrative Agreement, including appropriate compensation or offsets for Owner Provided Services. To the extent practicable and approved by the MPUC the Parties shall begin performance of this Agreement as of January 1, 1996 and the First Contract Year shall be deemed to be calendar year 1996. If the MPUC fails to approve this Agreement, including the provisions for Operator's fees, for any portion of the period between January 1, 1996 and the Effective Date, Operator shall be entitled only to reimbursement as allowed by the Administrative Agreement and the MPUC.

9.5   Termination.

      This Agreement may be terminated only by mutual written agreement of the Parties, pursuant to the default provisions of Article XV, or under the following circumstances:

      (a) Upon damage to, or destruction of, a substantial portion of the Facility or Ash Landfill, which cannot reasonably be expected to be repaired or rebuilt within one calendar year;

      (b) if the Effective Date does not occur within six months of the date this Agreement is executed.

9.6   Termination Procedure.

      (a) Upon the effective date of termination of this Agreement authorized under Section 9.5, the Operator shall (i) discontinue performance of the Contract Services, (ii) place no further orders or subcontracts for Materials, Equipment, Supplies, services, or labor, except as authorized in advance by Owner or required of Operator to avoid giving rise to an Event of Default under this Agreement, (iii) make every reasonable effort to obtain cancellation of affected subcontracts or, at Owner's request, cause the assignment of any such contracts to Owner or its replacement operator upon terms satisfactory to Owner, and (iv) take such other action as may be reasonably requested by Owner for the orderly closeout and transition of Operator's operation and maintenance activities, including cooperation with any replacement operator. After deduction of any amounts owed by Operator to Owner, upon termination pursuant to this Article, Owner shall pay, or cause to be paid, to Operator
            (A) the amount, if any due and payable to Operator pursuant to this Agreement up to and including the date of termination, and (B) except in the case of a termination of Operator pursuant to Article X, all reasonable documented costs incurred by Operator for its own efforts to implement termination and the resulting reasonable costs actually incurred for turnover and demobilization, excluding any loss of anticipated profit. Such payments to Operator shall not duplicate any other payments hereunder made to Operator. Operator and Owner shall use reasonable efforts to minimize all termination costs.

      (b) Other than as set forth in this Section 9.6, Owner shall have no liability to Operator for costs, expenses or losses of any kind or nature incurred by Operator as a result of such termination. In no event shall the aggregate payments of Owner hereunder exceed the amount due for the then-current Contract Year, pro-rated for any partial Contract Year. Within sixty (60) Days following the effective date of termination, Operator shall submit to Owner its final invoice statement which Owner shall review and make payments on in accordance with the provisions of Article VI. Upon Operator's receipt of final payment in full from Owners, this Agreement shall terminate and neither Party shall have any further obligation to the other Party except with respect to those provisions of this Agreement which by their terms survive.

                                   ARTICLE X

                                 INDEMNIFICATION

10.1  Indemnity.

      Operator and Owner agree to defend, indemnify, and hold each other, and their respective officers, directors, employees, and agents, harmless from and against all claims, demands, losses, liabilities, and expenses (including reasonable attorneys' fees) (collectively "Damages") for personal injury or death to persons and damage to each other's physical property or facilities or the property of any other person or corporation to the extent arising out of, resulting from, or caused by the negligent or intentional acts, errors, or omissions of the indemnifying Party. Furthermore, each Party shall defend, indemnify, and hold the other harmless from and against all damages that are or were incurred or suffered by the indemnified Party and which relate to the indemnifying Party's breach or failure to perform any of the covenants, agreements, obligations, representations, or warranties contained in the Agreement, except as provided in Section 10.2. Nothing in this section shall relieve Operator or Owner of any liability to the other for any breach of the Agreement. This indemnification shall apply notwithstanding the active or passive negligence of the indemnitee. Neither Party shall be indemnified to the extent its Damages result from its sole negligence or willful misconduct. These indemnity provisions shall not be construed to relieve any insurer of its obligation to pay claims consistent with the provisions of a valid insurance policy.

10.2  Limitation of Liability.

      (a) For all claims, causes of action and damages the Parties shall be entitled to the recovery of actual damages allowed by law unless otherwise limited by the Agreement.

      (b) Except as otherwise specifically and expressly provided in the Agreement, no Party shall be liable to the other Party under the Agreement for any indirect, special, or consequential damages, including but not limited to, loss of use, loss of revenue, loss of profit, interest charges, cost of capital, or claims of its customers to which service is made from any cause, except to the extent such damages are covered under an insurance policy for the benefit of the liable Party. Notwithstanding the foregoing, the arbitrators under Article VIII can award consequential damages against a Party which willfully violates its obligations under the Agreement with knowledge that the other Party is suffering consequential damages if the arbitrators determine that such an award appears necessary to prevent repetition of such willful misconduct. In no event shall one Party's liability to the other exceed any limit of liability established for either Party under any Requirement of law.

      (c) Notwithstanding the limitation set forth in Section 10.2(b), Operator shall be liable for all damages, including, but not limited to, loss of use, loss of revenue, loss of profit, and other indirect, special or consequential damages suffered or incurred by Owner, directly or through claims or causes of actions by others, arising from or relating to the occurrence of any breach, event of default, or failure to comply with the terms of any RDF Facility Agreement, UPA Agreement or Loan Agreement to the extent caused by Operator's negligent acts or omissions, willful misconduct, or breach of this Agreement.

10.3  Survival.

      The indemnity obligation of Section 10.1 and any other indemnity obligation provided under this Agreement shall survive the expiration of the term or termination of this Agreement for any reason and shall remain in full force and effect. All waivers and disclaimers of liability, releases from liability and limitations on liability shall also survive the expiration of the Term or termination of the Agreement and shall apply at all times unless otherwise expressly indicated.

10.4  Notice of Litigation.

      If any Party indemnified pursuant to this Article X or otherwise under this Agreement (each an "Indemnified Party" and collectively the "Indemnified Parties") receives notice or acquires knowledge of any claim that may reasonably result in a claim for indemnification by such Indemnified Party against the other Party (the "Indemnifying Party") pursuant to this Article X or otherwise, the Indemnified Party shall, as promptly as possible, give the Indemnifying Party notice of such claim, including a reasonably detailed description of the facts and circumstances relating to such claim, and a complete copy of all notices, pleadings and other papers related thereto, and the basis for its potential claim for indemnification in reasonable detail and shall cooperate with the Indemnifying Party in responding to the claim.

      Subject to the limitations on the Indemnifying Party's indemnity obligations, the Indemnifying Party shall assume on behalf of the Indemnified Party, and conduct with due diligence and good faith the defense of, any suit against one or more of the Indemnified Parties, whether or not the Indemnifying Party is joined as a party. Without relieving the Indemnifying Party of its obligations and subject to the Indemnifying Party's control over the defense and settlement of any suit, the Indemnified Party may elect to participate in the defense of any suit, at its own expense. The Indemnifying Parties' indemnity is for the exclusive benefit of the Indemnified Parties and their assignees and in no event shall inure to the benefit of any other Person.

10.5  Cost Treatment.

      Any amounts paid by Operator to Owner or otherwise arising from or related to any indemnified claim pursuant to Section 10.1 or other indemnity obligations of this Agreement shall not be Reimbursable Costs and shall be paid at Operator's sole cost and expense.

10.6  Limitation of Liability.

      With the exception of liabilities arising from Operator's indemnity and similar obligations pursuant to Section 10.1, 3.17, 6.4, 6.8, 11.4 and 13.3, and the payment of deductibles for coverage provided under Section 7.2(b) which are expressly not governed by this Section, Operator's aggregate liability to Owner with respect to any and all claims arising out of the performance or nonperformance of its obligations under this Agreement, whether based in contract, tort, warranty or otherwise shall not exceed, net of all insurance proceeds applied to each such liability or related claim:

      (i) For all claims arising and for which damages accrue solely within one Contract Year, the amount of $1,000,000 or the total of the Management Fee and Performance Bonus due to Operator for that Contract Year, whichever is less.

      (ii) for all claims made or for which damages accrue on a continuing basis or over more than one Contract Year, the amount of $3,000,000 multiplied by the number of Contract Years or the total of the Management Fee and Performance Bonus due to Operator for the affected Contract Year, less any amounts paid pursuant to the preceding subparagraph (i) for each of the Contract Years whichever is less.

                                   ARTICLE XI

                         REPRESENTATIONS AND WARRANTIES

11.1  Representations by Operator.

      Operator represents and warrants to Owner:

      (a)   (i)   Operator is duly organized, validly existing and in good
                  standing under the laws of the jurisdiction of its formation;

            (ii) has the power and authority to own and operate its business and property, to own or lease the property it occupies and to conduct the business in which it is currently engaged;

            (iii) is duly qualified as a corporation in Delaware and is in good standing under the laws of Minnesota and each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and the failure to be so qualified would have a material adverse affect on the business, operations, financial condition or prospects of Operator;

            (iv) is in compliance with all material Requirements of Law, applicable to Operator or its operations; and

            (v) is in compliance with all material Contractual Obligations applicable to Operator or its operations.

      (b) The execution, delivery, performance and observance by Operator of its obligations under the Agreement is within Operator's powers, have been duly authorized by all necessary corporate action and do not and will not:

            (i) require any consent or approval of the shareholders of Operator which has not been obtained;

            (ii) contravene, conflict or violate any provision of any Requirement of Law presently in effect having applicability to Operator;

            (iii) require the consent or approval of or filing or registration with any Governmental Authority or other Person which is not specified as a condition precedent to the Agreement;

            (iv) result in a breach of or constitute a default under any Contractual Obligation.

      (c) The Agreement is a legal, valid and binding obligation of Operator, is enforceable against Operator in accordance with its respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally.

      (d) No litigation, arbitration, investigation or other proceeding is pending or threatened against Operator, except as listed on Exhibit E,

            (i) with respect to the Agreement or the transaction contemplated thereby, the Facility, Ash Landfill, RDF Facility Agreements, UPA Agreement or Loan Agreement; or

            (ii) which would, if adversely determined, have a material adverse effect on the business, operations, property or financial or other condition of Operator taken as a whole, or the ability of Operator to perform its obligations under the Agreement.

      (e) To the best of Operator's knowledge and belief, no exhibit, contract, report or document furnished by Operator to Owner in connection with the negotiation or execution of the Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

      (f) To the best of Operator's knowledge and belief, all Permits required by any Governmental Authority for the operation and maintenance of the Facility and Ash Landfill have been obtained and are valid and in full force and effect. The Facility and Ash Landfill are in compliance with each Permit as of the date of this Agreement, and Operator has received no notice and is not otherwise aware of any default, violation or potential default or violation of any such Permit.

      (g) Operator has filed or caused to be filed all tax returns which were required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority; and no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges.

      (h) The Facility and Ash Landfill have been and are currently operated in full compliance with all Environmental Laws and operated in full compliance with all Permits, licenses, rules or orders promulgated, issued or otherwise required by a Governmental Authority having jurisdiction or enforcement power over any Environmental Law. Operator has no knowledge of and has not received notice of any past, present or future actions or plans which, with respect to the Facility or Ash Landfill, may interfere with or prevent compliance or continued compliance with Environmental Laws or may give rise to any liability under any Environmental Law or to any common law or legal liability or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation under the Environmental Laws and there is no civil, criminal or administration action, suit, demand, claim, hearing notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Operator relating to the compliance with any Environmental Law of the Facility or Ash Landfill.

      (i) Operator intends to operate and maintain the Facility and Ash Landfill in accordance with the Standards of Performance, applicable Laws and Permits, the RDF Facility Agreements, Loan Agreement, and the terms of this Agreement.

      (j)   No Event of Default or Potential Event of Default exists hereunder.

11.2  Owner's Representations.

      Owner represents and warrants to Operator:

      (a)   (i)   Owner is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

            (ii) has the power and authority to own and operate its business and property, to own or lease the property it occupies and to conduct the business in which it is currently engaged;

            (iii) is duly qualified as a corporation in Minnesota and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and the failure to be so qualified would have a material adverse affect on the business, operations, financial condition or prospects of Owner;

            (iv) is in compliance with all material Requirements of Law, applicable to Owner or its operations; and

            (v) is in compliance with all material Contractual Obligations applicable to Owner or its operations.

      (b) The execution, delivery, performance and observance by Owner of its obligations under the Agreement is within Owner's powers, have been duly authorized by all necessary corporate action and do not and will not:

            (i) require any consent or approval of the shareholders of Owner which has not been obtained;

            (ii) contravene, conflict or violate any provision of any Requirements of Law presently in effect having applicability to Owner;

            (iii) require the consent or approval of or filing or registration with any Governmental Authority or other Person which is not specified as a condition precedent to the Agreement;

            (iv) result in a breach of or constitute a default under any Contractual Obligation.

      (c) The Agreement is a legal, valid and binding obligation of Owner, is enforceable against Owner in accordance with its respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally.

      (d) No litigation, arbitration, investigation or other proceeding is pending or threatened against Owner, except as listed on Exhibit E.

            (i) with respect to the Agreement or the transaction contemplated thereby, the Facility, Ash Landfill, RDF Facility Agreements, UPA Agreement or Loan Agreement; or

            (ii) which would, if adversely determined, have a material adverse effect on the business, operations, property or financial or other condition of Owner taken as a whole, or the ability of Owner to perform its obligations under the Agreement.

      (e) To the best of Owner's knowledge and belief, no exhibit, contract, report or document furnished by Owner to Operator in connection with the negotiation or execution of the Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

      (f) Prior to the Commencement date, the Facility and Ash Landfill were operated in full compliance with all Environmental Laws and operated in full compliance with all Permits, licenses, rules or orders promulgated, issued or otherwise required by a Governmental Authority having jurisdiction or enforcement power over any Environmental Law. Owner has no knowledge of and has not received notice of any past, present or future actions or plans which, with respect to the Facility or Ash Landfill, may interfere with or prevent compliance or continued compliance with Environmental Laws or may give rise to any liability under any Environmental Law or to any common law or legal liability or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation under any Environmental Law and there is no civil, criminal or administration action, suit, demand, claim, hearing notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Owner relating to the compliance with any Environmental Law of the Facility or Ash Landfill.

11.3  Owner's and Operator's Reliance.

      Operator agrees and acknowledges that Owner is relying on and will continue to rely on Operator's representations and warranties and, that such reliance is reasonable, and that Owner will rely on such representations in its filings and presentations to the MPUC in connection with this Agreement. Owner agrees and acknowledges that Operator is relying on and will continue to rely on Owner's representations and warranties and that such reliance is reasonable.

11.4  Indemnity

      If at any time during the Term of the Agreement any of the representations and warranties made by either of the Parties are or become untrue, then the Party which made the representation or warranty agrees to indemnify and hold harmless the other Party against any and all claims, demands, suits, actions, costs, and liabilities, damages, losses or judgments arising out of, relating to or resulting from any such untrue representation or warranty, as well as against any fees, costs, charges, or expenses (including attorneys' fees) which the other Party might incur in the defense of any such claim, suit, action or similar such demand made or filed which may adversely affect the other Party as a consequence of the untrue representation or warranty.

                                   ARTICLE XII

                                  FORCE MAJEURE

12.1  Force Majeure.

      Neither Operator nor Owner shall be liable to the other for any failure to perform pursuant to the terms and conditions of this Agreement to the extent such performance was prevented by an event of Force Majeure. Force Majeure as used in this Agreement means any event beyond the reasonable control of the Party affected and which, with the exercise of due care, the Party could not reasonably have been expected to avoid, including, but not limited to, acts of God, explosions or fires, floods, hurricanes, tornadoes, lightning, earthquakes, drought, epidemics, blight, famine, quarantine, blockade, acts or inactions of Governmental Authorities, war, insurrection or civil strife, rebellion, sabotage or strike. To be excused from performance pursuant to this provision, however, the Party affected must (i) give notice to the other Party, including full details of the event of Force Majeure and its creation of an inability to perform, as soon as practicable after the occurrence relied upon and (ii) exercise due diligence to remove its inability to perform with all reasonable speed and using all reasonable measures. The burden of proof to establish the existence of an event of Force Majeure and any resulting inability to perform on its part shall be on the Party seeking an excuse from performance due to Force Majeure.

12.2  Exclusions from Definition of Force Majeure.

      Notwithstanding anything in the Agreement to the contrary, "Force Majeure" shall not mean:

      (a) Inclement weather affecting operation or maintenance of the Facility or Ash Landfill.

      (b) Changes in market conditions, governmental action, or weather conditions that affect the cost of Operator's Contract Services, Equipment, Materials, or Supplies.

      (c) Unavailability of equipment, repairs or spare parts for the Facility, Facility Equipment, Ash Landfill or Ash Landfill Equipment, except where due to a strike against a third person which was not reasonably foreseeable, and the consequences of which could not be avoided by due care and planning.

      (d) Inability to obtain, maintain or renew any Permit or any delay in obtaining, maintaining, or renewing any Permit for any reason within the control of the Party.

      (e) Litigation or administrative or judicial action pertaining to the Agreement, to the RDF Facilities, the acquisition, maintenance or renewal of financing or any Permits, or the maintenance or operation of the RDF Facilities.

      (f) Any event to the extent caused by the negligence, willful misconduct or breach of this Agreement by the Party claiming Force Majeure.

      (g) Any event to the extent it could have been prevented by reasonable diligence or was otherwise within the control of the Party claiming Force Majeure.

      (h) Any breakdown or failure of any mechanical or other component of the Facility, Ash Landfill, Facility Equipment or Ash Landfill Equipment which fully or partially curtails operations to the extent caused by the design or construction of the component or the failure to properly operate and maintain the component, irrespective of whether the failure is attributable to the negligence or fault of the Party asserting Force Majeure.

      (i) Failure to perform by any subcontractor, vendor, manufacturer, supplier, provider or other third party unless the failure is also caused by a qualifying event of Force Majeure as defined in this Agreement. In this respect, the compliance of any Person contracting with Operator or Owner with the terms of the applicable contract, purchase order or other agreement shall be deemed to be within the control of Owner or Operator, as applicable.

                                  ARTICLE XIII

                               HAZARDOUS MATERIALS

13.1  Environmental Laws.

      Any terms mentioned in the following subsections which are defined in state local, or federal environmental statutes and/or regulations promulgated in relation thereto shall have the meaning subscribed to such terms in said statutes and regulations. These state, local and federal environmental statutes, rules and regulations include, without limitation,
      (1) the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. Sections 9601-9657; (2) the 1986 Superfund Amendments and Reauthorization Act (SARA), codified as a part of 41 U.S.C.
      Section 9601 et seq.; (3) the Minnesota Environmental Response and Liability Act (MERLA), Minn. Stat. Sections 115B.01-115B.17; (4) the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Sections 6901-6987; (5) legislation and regulations governing underground storage tanks (UST), including applicable federal laws and the Minnesota Petroleum Tank Release Clean-Up Act, Minn. Stat. Sections 115C.01-115C.10; and (6) state and federal laws creating any liens for clean-up costs, including applicable provisions of SARA and comparable Minnesota laws, Minn. Stat. Sections 514.671-514.676; (7) Groundwater Protection Act, Minn. Stat. Sections 103H.001-103H.280; (8) the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; (9) the federal Clean Water Act, 33 U.S.C. Sections 1321 et seq.;
      (10) the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1802 et seq.; (11) the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; (12) the federal Water Pollution Control Act, 15 U.S.C. Sections 2601 et seq.; and (13) any federal, state, county, municipal, local or other statute, law, ordinance or regulation enforcing, governing or related to the creation, handling, release, containment, transport or disposal of any pollutant, contaminant, hazardous or unhealthy substance or to human health or the environment; and any regulations interpreting, applying or complementing each of the statutes described in clauses (1) through (13). These statutes, rules and regulations, as amended from time to time, are referred to collectively as the "Environmental Laws."

      The term "release" shall have the meaning specified in CERCLA and MERLA, and the terms "solid waste" and "disposal" (or "disposed") shall have the meanings specified in RCRA; provided, in the event CERCLA, SARA, RCRA, MERLA or MPTRCA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment. "Hazardous Materials" means asbestos, ureaformaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.

13.2  Owner's Indemnity.

      Owner agrees to indemnify, defend and hold Operator harmless from and against any claim, suit, loss, cost, liability, fine or damage (including reasonable attorneys' fees) arising from or assessed or incurred as a result of any release or other violation of any Environmental Law based on conditions existing at the Facility Site or Ash Landfill Site or created prior to the Commencement Date, made or asserted by any Person, and whether or not supported by fact or law.

13.3  Operator's Indemnity.

      Operator agrees to indemnify, defend and hold Owner harmless from and against any claim, suit, loss, cost, liability, fine or damage (including reasonable attorneys' fees) arising from or assessed or incurred as a result of any release or other violation of any Environmental Law based on releases or other conditions occurring or created at the Facility Site or Ash Landfill Site after the Commencement Date, including, but not limited to, any negligent or culpable handling of Hazardous Materials in the course of performing the Contract Services, made or asserted by any Person, and whether or not supported by fact or law.

13.4  Hazardous Wastes.

      Operator shall arrange for the proper collection, removal, transportation, and disposal of any Hazardous Materials furnished, used, applied, generated or stored at the RDF Facilities or emanating from the RDF Facilities including, but not limited to, used oils, greases, and solvents from flushing and cleaning processes performed under this Agreement. All costs associated with the transportation and disposal of Hazardous Materials to or from the RDF Facilities by Operator in connection with its performance of the Contract

      Services pursuant to the terms of this Agreement shall be a Reimbursable Cost. Operator shall comply with all applicable Laws and Permits in collecting, handling, removing, transporting or disposing of any Hazardous Materials, and shall be responsible for determining whether any material or substance is a Hazardous Materials and for interpreting and applying any Environmental Law.

                                  ARTICLE XIV

                                    DEFAULT

14.1  Events of Default.

      The following occurrences or events, or any of them, by or against either Operator or Owner, shall constitute an Event of Default under this Agreement.

      (a) A material breach of any of the terms, conditions, warranties, covenants, or representations expressed in this Agreement; or

      (b) the filing of a petition commencing a voluntary case under the Federal Bankruptcy Code or for liquidation, reorganization or any similar arrangement under federal or state law relating to bankruptcy, insolvency, winding up or adjustment of debts; or

      (c) the admission in writing of its insolvency or inability to pay its debts generally as they become due or the acquiescence in or consent to any involuntary case commenced as described in Section 15.1(d) or the declaration of such Party as bankrupt or insolvent under the Federal Bankruptcy code or any other federal or state law relating to bankruptcy, insolvency, winding up or adjustment of debts; or

      (d) the filing of a petition against it commencing an involuntary case under the Federal Bankruptcy Code or proposing the adjudication of such Party as a debtor or bankrupt or proposing its liquidation or reorganization pursuant to any federal or state law relating to bankruptcy, insolvency, winding up or adjustment of debts; or

      (e) the dissolution of any Party or failure to maintain such Party's good standing or qualification to do business in the State of Minnesota or state of organization; or

      (f)   an assignment for the benefit of creditors.

      (g) with respect to the Operator, an Event of Default occurs under any of RDF Facility Agreements or Loan Agreement due to the negligent or intentional acts or omissions of the Operator or Operator's breach of this Agreement.

14.2  Notice of Event of Default and Cure Rights.

      (a) For any Event of Default arising under Sections 15.1(a) and (e), the right of termination granted under Section 15.3 shall be subject to a written notice of the Event of Default. Unless the nature of the default requires more immediate action to cure, which shall be set forth in the notice, the defaulting Party shall be provided thirty (30) calendar days from the date of receipt of the notice to cure the Event of Default. Failure to cure the default within this thirty (30) day period shall constitute a material breach of the Agreement granting to the nondefaulting Party the right to terminate the Agreement pursuant to Section 15.3.

      (b) For any Event of Default described by Sections 15.1(b), (c), (d) and (f), notice of default shall not be required and termination may be effected in accordance with Section 15.3 by the nondefaulting Party to the extent permitted by applicable law.

      (c) For any Event of Default by Operator pursuant to Section 15.1(g), Owner shall immediately provide written notice to Operator of the Event of Default, along with a copy of any notice of default received by Owner with respect to the underlying agreement in default or a description of the default in reasonable detail. Operator shall have the balance of any cure period provided to Owner under the agreement in default to cure the underlying default. If Operator fails to cure the underlying default within the available cure period, Owner shall have the right to terminate this Agreement pursuant to Section 15.3.

14.3  Termination; Waiver.

      (a) In the event the defaulting Party fails to correct the Event of Default within the period for curative action under Section 15.2 of the Agreement with respect to the Events of Default outlined in Sections 15.1(a), (e) and (g) or upon the occurrence of any other Event of Default set forth in Sections 15.1(b), (c), (d) and (f) or 15.5, the nondefaulting Party may terminate the Agreement at its sole discretion by notifying the defaulting Party in writing of the nondefaulting Party's intent to terminate the Agreement and of the effective date of such termination.

      (b) Upon the occurrence of an Event of Default or subsequent termination resulting from an Event of Default, the nondefaulting Party shall have the right to pursue any and all legal and equitable remedies, including specific performance and including all actual damages and remedies as provided under the Agreement or related documents, against the defaulting Party and shall be entitled to recover from the defaulting Party all expenses (including reasonable attorneys' fees) incurred by the nondefaulting Party in connection with the pursuit of such remedies.

      (c) Any waiver at any time by either Party of its rights with respect to an Event of Default under the Agreement, or with respect to any other matters arising in connection with the Agreement, shall not be a waiver with respect to any subsequent default or other matter.

14.4  Obligations Upon Termination.

      In the event that Owner elects to terminate this Agreement as a result of Operator's default and without limiting any other right or remedy of Owner, Owner may employ any other person, firm or corporation to perform the Contract Services by whatever method Owner may deem expedient. Furthermore, Operator shall, at Owner's expense, perform the following services relative to the Contract Services affected by its default, regardless of whether or not Owner elects to terminate this Agreement as a result of such default:

      (a) assist Owner in preparing an inventory of all Equipment, Materials, or Supplies in use or in storage at the Facility and Ash Landfill; and

      (b) assign to Owner such subcontracts and other contractual agreements relating to Operator's performance of the Contract Services as may be designated by Owner. Furthermore, Operator shall execute all documents reasonably requested by Owner and take such other steps as are reasonably requested by Owner that may be required to assign and vest in Owner or its designee all rights, benefits, interests and title in connection with the contracts or obligations; and

      (c) For a period not to exceed 90 days, assist Owner in training Operator's successor and effectuating the transition to a successor Operator.


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
                                   ARTICLE XV

                                  MISCELLANEOUS

15.1  Non-Assignment.

      The rights and obligations of this Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any purported assignment of this Agreement in the absence of the required consent shall be void.

15.2  Notices.

      Any notice, demand, request, or communication required or authorized by the Agreement shall be delivered either by hand, facsimile, overnight courier or mailed by certified mail, return receipt requested, with postage prepaid, to:

                  Northern States Power Company
                  414 Nicollet Mall
                  Minneapolis, MN 55401
                  Attn:______________

      on behalf of Owner; and to:

                  NRG Energy, Inc.
                  1221 Nicollet Mall, Suite 700
                  Minneapolis, MN 55403-2445
                  Attn:_____________________

      on behalf of the Operator. The designation and titles of the person to be notified or the address of such person may be changed at any time by written notice. Delivery of any such notice, demand, request, or communication shall be deemed delivered on receipt if delivered by hand or facsimile and on deposit by the sending party if delivered by courier or U.S. mail.

15.3  Captions.

      All titles, subject headings, section titles and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive or to affect the meaning of the contents or scope of the Agreement or any of its provisions.


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
15.4  No Third-Party Beneficiary.

      No provision of the Agreement is intended to nor shall it in any way inure to the benefit of any third party, so as to constitute any such person a third-party beneficiary under the Agreement, or of any one or more of the terms hereof, or otherwise give rise to any cause of action in any person not a Party hereto.

15.5  Entire Agreement Modification and Waiver.

      The Agreement, together with all exhibits attached hereto, constitutes the entire agreement between the Parties relating to the transaction described and supersedes any and all prior oral or written understandings. No amendment, addition to, or modification of any provision hereof shall be binding upon the Parties, and neither Party shall be deemed to have waived any provision of any remedy available to it unless such amendment, addition, modification or waiver is in writing and signed by a duly authorized officer or representative of the applicable Party or Parties.

15.6  Governing law.

      The Agreement is made in the State of Minnesota and shall be interpreted and governed by the laws of the State of Minnesota without giving effect to its conflict of law provisions, and/or the laws of the United States, as applicable.

15.7  Contract Drafting.

      The Parties expressly agree that neither Party shall be deemed solely responsible for drafting all or any portion of the Agreement and, in the event of a dispute, responsibility for any ambiguities arising from any provision of the Agreement shall be shared equally by both Parties.

15.8  Form of Business Relationship.

      (a) The duties, obligations, and liabilities of the Parties are intended to be several and not joint or collective. The Agreement shall not be interpreted or construed to create an association, joint venture, fiduciary relationship or partnership between Operator and Owner or to impose any partnership obligation or liability or any trust or agency obligation or relationship upon either Party. Operator and Owner shall not have any right, power, or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.

      (b) The relationship between Owner and Operator shall be that of contracting party to independent contractor. Accordingly, subject to the specific terms of the Agreement, Owner shall have no general right to prescribe the means by which Operator shall meet its obligations under the Agreement.

      (c) Operator shall be solely liable for the payment of all wages, taxes, and other costs related to the employment of persons to perform Operator's obligations under the Agreement, including all federal, state, and local income, social security, payroll, and employment taxes, and statutorily mandated workers' compensation coverage. None of the persons employed by Operator shall be considered employees of Owner for any purpose; nor shall Operator represent to any person that he or she is or shall become an employee or agent of Owner.

15.9  Good Faith and Fair Dealing: Reasonableness.

      The Parties agree to act reasonably and in accordance with the principles of good faith and fair dealing in the performance of the Agreement. Unless expressly provided otherwise in this Agreement, (i) wherever the Agreement requires the consent, approval, or similar action by a Party, such consent, approval or similar action shall not be unreasonably withheld or delayed, and (ii) wherever the Agreement gives a Party a right to determine, require, specify or take similar action with respect to matters, such determination, requirement, specification or similar action shall be reasonable.

15.10 Severability.

      Should any provision of the Agreement be or become void, illegal, or unenforceable, the validity or enforceability of the other provisions of the Agreement shall not be affected and shall continue in force. The Parties will, however, use their best endeavors to agree on the replacement of the void, illegal, or unenforceable provision(s) with legally acceptable clauses which correspond as closely as possible to the sense and purpose of the affected provision and the Agreement as a whole.

15.11 Confidentiality.

      The Agreement and exhibits incorporated by reference, and all amendments shall be considered proprietary and shall not be provided to a third party without prior written approval of the other Party, unless a Party is required to disclose such information by law or court order or when such information is already in the public domain. In the event certain information must be provided pursuant to a regulatory proceeding, the Parties shall take reasonable steps to protect the confidentiality of proprietary information.

15.12 Cooperation.

      The Parties agree to reasonably cooperate with each other in the implementation and performance of the Agreement. Such duty to cooperate shall not require either Party to act in a manner inconsistent with its rights under the Agreement.

15.13 Successors and Assigns.

      This Agreement shall be binding upon the Parties, their successors and permitted assignees.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first written above.

                                   NORTHERN STATES POWER COMPANY,
                                   a Minnesota corporation

                                   By:
                                      -------------------------------------
                                   Its: President, NSP Electric



                                   NRG ENERGY, INC., a Delaware corporation

                                   By:
                                      -------------------------------------
                                   Its: Vice President Ops & Engr.